As filed with Securities and Exchange Commission on July 21, 1995
                                         Registration No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                         CROWLEY, MILNER AND COMPANY
           (Exact name of registrant as specified in its charter)

         MICHIGAN                               38-045910
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)             Identification No.)

                              2301 W. Lafayette
                        Detroit, Michigan  48216-1891
        (Address of principal executive offices, including zip code)

                         SECOND AMENDED AND RESTATED
                         CROWLEY, MILNER AND COMPANY
                             PROFIT SHARING PLAN
                          (Full title of the Plan)

                             Mark A. VandenBerg
               Vice President-Finance, Treasurer and Secretary
                              2301 W. Lafayette
                        Detroit, Michigan  48216-1891
                               (313) 962-2400
                    (Name, address and telephone number,
                 including area code, of agent for service)

                                 Copies to:
                             J. Michael Bernard
                             Dykema Gossett PLLC
                           400 Renaissance Center
                          Detroit, Michigan  48243

                       CALCULATION OF REGISTRATION FEE

Title of                    Proposed Maximum    Proposed Maximum     Amount of
Securities to   Amount to be    Offering          Aggregate       Registration
be Registered    Registered  Price Per Share*    Offering Price*         Fee
Common Stock    100,000 shares      $4.38            $438,000          $151.03

* The price shown is the average of the high and low sale prices of the Common Stock on the American Stock Exchange on July 14, 1995, in accordance with Rule 457(h).

                                   PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by Crowley, Milner and Company (the "Company") with the Securities and Exchange Commission ("SEC") are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the year ended January 28, 1995;

      (b)   Quarterly Report on Form 10-Q for the quarter ended April 29,
            1995;

      (c) Description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed on May 29, 1935, as amended.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of each such document.


Item 4.  DESCRIPTION OF SECURITIES

      The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      Not applicable.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against (a) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the Company) arising by reason of the fact that they were serving as a director, officer, employee or agent of the Company (or some other entity at the Company's request), and (b) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (a) and (b) above be made only on a determination by a majority vote of a quorum of the Board of Directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification. The Company's articles of incorporation provide the same indemnification rights as the MBCA.

      Subject to the exceptions recited in the following sentence, the Company's articles of incorporation provide that no director shall be personally liable to the Company or its shareholders for damages for breach of his or her duty as a director. Such exculpatory language does not, however, eliminate or limit the liability of a director for (a) breach of the duty of loyalty, (b) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law, (c) certain other violations of the Michigan Business Corporation Act, or (d) responsibility in respect of any transaction from which the director has derived an improper personal benefit.

      The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company, whether or not such liabilities would be within the indemnification provisions of the MBCA. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having served as directors and officers of the Company or certain other entities.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

Item 8.  EXHIBITS

The following exhibits are filed with this registration statement:

4.1 Second Amended and Restated Crowley, Milner and Company Profit Sharing Plan, dated September 20, 1994, and the First Amendment thereto, dated June 14, 1995.

5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

23.1  Consent of Ernst & Young LLP, independent accountants.

23.2  Consent of Dykema Gossett PLLC (contained in Exhibit 5 hereto).

24    Power of Attorney (contained on signature page).

Item 9.  UNDERTAKINGS

      (1) The undersigned registrant hereby undertakes (a) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan on July 19, 1995.

                                    CROWLEY, MILNER AND COMPANY

                                    By: /S/ DENNIS P. CALLAHAN
                                       Dennis P. Callahan
                                       President (Principal Executive
                                       Officer)

      Each person whose signature appears below constitutes and appoints Mark
A. VandenBerg, his attorney-in-fact, each with power of substitution, for him, in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each such attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the indicated capacities as of July 19, 1995.

        Signature                 Title


/S/ DENNIS P. CALLAHAN       Director, President and Chief
Dennis P. Callahan           Executive Officer (Principal Executive Officer)

/S/ MARK A. VANDENBERG       Vice President-Finance, Chief
Mark A. VandenBerg                 Financial Officer, Treasurer and Secretary
                                   (Principal Financial and Accounting
                                   Officer)

/S/ ANDREW J. SOFFEL         Director and Chairman of the Board
Andrew J. Soffel


JoAnn S. Cousino             Director

/S/ CARROLL E. EBERT         Director
Carroll T. Ebert

/S/ ALFRED M. ENTENMAN, JR.  Director
Alfred M. Entenman, Jr.

/S/ JOSEPH C. KEYS           Director
Joseph C. Keys

/S/ RICHARD S. KEYS          Director
Richard S. Keys

/S/ JULIUS L. PALLONE        Director
Julius L. Pallone

/S/ PAUL R. RENTENBACH       Director
Paul R. Rentenbach

/S/ JAMES L. SCHAYE, JR.     Director
James L. Schaye, Jr.


                              INDEX TO EXHIBITS


Number       Description

4.1 Second Amended and Restated Crowley, Milner and Company Profit Sharing Plan, dated September 20, 1994, and the First Amendment thereto, dated June 14, 1995

5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder

23.1  Consent of Ernst & Young LLP, independent auditors

23.2  Consent of Dykema Gossett LLP (contained in Exhibit 5 hereto)

24    Power of Attorney (contained on signature page)